Exhibit 99.1

News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384

767 Fifth Avenue New York, NY 10153	Media Relations: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES REPORTS RECORD FISCAL 2013

FOURTH QUARTER AND FULL YEAR RESULTS

- Before Charges: -

- FOURTH QUARTER EPS RISES 41% TO $.24 ON 7% NET SALES GROWTH -

- FULL YEAR NET SALES INCREASE 5% TO $10.2 BILLION -

- OPERATING MARGIN REACHES 15.2% -

- EARNINGS PER SHARE CLIMBS 16% TO $2.64 -

New York, NY, August 15, 2013 - The Estée Lauder Companies Inc. (NYSE: EL) today reported a strong financial performance for its fourth quarter and fiscal year ended June 30, 2013.  For the year, the Company achieved record net sales of $10.18 billion, a 5% increase compared with $9.71 billion in the prior year.  Excluding the impact of foreign currency translation, net sales increased 6%.  The Company reported a 150 basis-point increase in operating margin, and net earnings for the year rose 19% to $1.02 billion, compared with $856.9 million last year.  Diluted net earnings per common share rose 20% to $2.58, compared with $2.16 in the prior year.

The fiscal 2013 full-year results included returns and charges associated with restructuring activities of $17.8 million ($11.7 million after tax), equal to $.03 per diluted common share. Additionally, during the fiscal year, the Company redeemed $230.1 million principal amount of its 7.75% Senior Notes due 2013.  As a result, the Company recorded a pre-tax charge to earnings of $19.1 million ($12.2 million after tax), for the impact of the extinguishment of debt, equal to $.03 per diluted common share.  The fiscal 2012 full-year results included returns and charges associated with restructuring activities of $63.2 million ($44.1 million after tax), equal to $.11 per diluted common share.

Excluding these returns and charges in fiscal 2013 and 2012, gross margin expanded 70 basis points, operating expenses improved 30 basis points and operating margin rose 100 basis points to 15.2%.  Net earnings increased 16% to $1.04 billion, and diluted net earnings per common share rose 16% to $2.64, versus a comparable $2.27 in the prior-year period.  A reconciliation between GAAP and non-GAAP financial measures is included in this release.

For the fourth quarter, reported net sales increased 7% to $2.41 billion. Excluding the impact of foreign currency translation, net sales increased 8%.  Diluted net earnings per common share rose 84% to $.24. Excluding returns and charges in the fiscal 2013 and 2012 fourth quarters, diluted net earnings per common share rose 41% to $.24, versus a comparable $.17 in the prior-year period.

Fabrizio Freda, President and Chief Executive Officer, said, “We concluded another outstanding fiscal year with a strong fourth quarter that saw high-single-digit sales gains and exceptional double-digit earnings per share growth. Fiscal 2013 marked another record year in which our Company achieved a number of historic milestones: $10 billion in net sales, 15.2% operating margin and $1 billion in net earnings. We also delivered record earnings per share and operating cash flow.

“Looking at a broader picture, we once again posted sales growth that we believe was greater than global prestige beauty, and achieved strong across-the-board sales gains in each of our geographic regions and major product categories. This year we also advanced our strategic priorities, including enhancing our business in skin care, emerging markets and fast-growing distribution channels.

“We expect our strong momentum to extend into fiscal 2014. We will support our sales growth by launching outstanding products, further penetrating fast-growing emerging markets, expanding our distribution in fast growing prestige channels and reigniting our fragrance category. Consistent with our strategy, we intend to support our business with targeted investments aimed at enhancing the global reach of our brands and further building long-term brand equity.  Finally, we expect to benefit from the investments we’ve made in capabilities and technology.  We believe all of these factors should enable us to grow local currency sales 6% to 8% and achieve constant dollar double-digit earnings per share growth this year, and help progress us towards reaching our new long-term operating margin target of 16.5% in fiscal 2016.”

During the fiscal year, sales growth was particularly strong in the Company’s luxury brands, online and travel retail channels and overall in emerging markets, along with solid gains in several developed countries.  The Company made meaningful progress on its strategic goals and realized an improvement in cost of sales and operating expenses as a percentage of net sales.  In connection with the long-term strategic plan and certain initiatives, the Company realized savings of $73 million during the year and closed its restructuring program, achieving cumulative savings of $781 million.  As planned, the Company increased global advertising spending versus the prior year to build momentum and gain share in its key markets and product categories.  As a percentage of net sales, advertising, merchandising and sampling expenses increased modestly to support the Company’s biggest innovations, while certain other significant operating expenses were lower.

In fiscal 2013, the Company recorded $17.7 million of charges for the impairment of the remaining goodwill and other intangible assets related to the Darphin brand.  In fiscal 2012, the Company recorded $21.7 million of charges for the impairment of other intangible assets related to the Ojon brand.

Full Year Results by Product Category

	Year Ended June 30
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2013	2012	Reported Basis	Local Currency	2013	2012	Reported Basis

Skin Care	$4,465.3	$4,225.2	6%	7%	$830.1	$746.7	11%
Makeup	3,876.9	3,696.8	5	6	580.4	538.0	8
Fragrance	1,310.8	1,271.0	3	4	120.3	100.1	20
Hair Care	488.9	462.4	6	6	26.7	12.2	100+
Other	41.3	60.3	(32)	(31)	(13.7)	(22.1)	38
Subtotal	10,183.2	9,715.7	5	6	1,543.8	1,374.9	12
Returns and charges associated with restructuring activities	(1.5)	(2.1)			(17.8)	(63.2)
Total	$10,181.7	$9,713.6	5%	6%	$1,526.0	$1,311.7	16%

Skin Care

•                  The skin care category is a strategic priority for the Company.  The Company gained share in this category in certain countries where its products are sold.

•                  Sales gains reflect the recent launches of Perfectionist CP+R, Advanced Time Zone, Advanced Night Repair Eye Serum Infusion and the Optimizer line of products from Estée Lauder.

•                  Recent successful product introductions such as The Moisturizing Soft Cream from La Mer and Even Better Eyes Dark Circle Corrector from Clinique also contributed to sales growth.

•                  Operating income increased on both sales growth, and the impact of higher-margin product launches, partially offset by goodwill and other intangible asset impairment charges of $17.7 million.

Makeup

•                  Higher makeup sales primarily reflected strong growth from the Company’s makeup artist brands.

•                  New product introductions, such as High Impact Extreme Volume Mascara and Chubby Stick Intense from Clinique and Pure Color Vivid Shine Lipstick from Estée Lauder, as well as increased sales of the Tom Ford line of cosmetics contributed to the category’s growth.

•                  The increase in makeup operating income primarily reflected improved performance from the M•A•C brand, partially offset by certain heritage brands and an increase in investment spending.

Fragrance

•                  In fragrance, sales increases were generated from the recent launches of Zegna Uomo, DKNY Be Delicious So Intense, Tommy Hilfiger Freedom Men and Coach Love.  Higher fragrance sales were also generated from luxury brands Jo Malone and Tom Ford.

•                  Fragrance operating income increased, primarily reflecting the success of certain luxury and heritage brand products, partially offset by certain of the Company’s designer fragrances.

Hair Care

•                  Hair care net sales growth was driven by Aveda, reflecting the continued success of its Invati line of products and the recent launches of Pure Abundance Style Prep and Be Curly Curl Controller.

•                  The category also benefited from expanded global distribution, in particular to specialty-multi retailers for Bumble and bumble and to salons for Aveda.

•                  Sales of Bumble and bumble brand products to salons were lower, and sales declined at Ojon due, in part, to a reduction of its business in the direct response television channel.

•                  Hair care operating results increased over 100%, primarily reflecting a favorable comparison to the prior year, which was impacted by other intangible asset impairment charges of $21.7 million.

Full Year Results by Geographic Region

	Year Ended June 30
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2013	2012	Reported Basis	Local Currency	2013	2012	Reported Basis

The Americas	$4,302.9	$4,101.1	5%	5%	$423.2	$288.4	47%
Europe, the Middle East & Africa	3,758.7	3,603.2	4	6	813.4	746.3	9
Asia/Pacific	2,121.6	2,011.4	5	6	307.2	340.2	(10)
Subtotal	10,183.2	9,715.7	5	6	1,543.8	1,374.9	12
Returns and charges associated with restructuring activities	(1.5)	(2.1)			(17.8)	(63.2)
Total	$10,181.7	$9,713.6	5%	6%	$1,526.0	$1,311.7	16%

The Americas

•                  The net sales increase in the region reflects growth from most of the Company’s brands, particularly its makeup artist and heritage brands.

•                  The increase was primarily attributable to growth in the United States, while double-digit sales growth was recorded in Latin America. Net sales in Canada also increased, reflecting, in part, expanded distribution.

•                  Sales to department and specialty-multi stores were solid, and the Company’s online business grew double-digits.

•                  During the fourth quarter of fiscal 2013 the U.S. retail environment began to experience slower growth.

•                  Operating income in the Americas increased sharply, reflecting improved results from the Company’s makeup artist and luxury brands, as well as certain hair care and heritage brands, driven by a favorable category mix, partially offset by increased marketing spending.

Europe, the Middle East & Africa

•                  In constant currency, net sales increased in the majority of countries in the region.  Economic difficulties in certain Southern European countries impacted beauty consumption, but the Company continued to outperform prestige beauty in many markets.

•                  The net sales increase was led by high-single-digit growth in the Company’s travel retail business and the United Kingdom and double-digit growth in the Middle East.

•                  The Company’s net sales in the travel channel grew double-digits at retail, which was more than triple the increase in airline passenger traffic. Sales gains in the United Kingdom and the Middle East each benefited, in part, from strength in the Company’s makeup artist brands.

•                  In constant currency, double-digit net sales growth was recorded in a number of areas, including South Africa, the Nordic countries and Turkey.

•                  These increases were partially offset by lower net sales, primarily in Russia, Spain and the Balkans.

•                  The Company estimates that it gained share in certain countries within its distribution in this region during the year.

•                  Operating income in the region increased, led by travel retail, the Middle East and the United Kingdom, which was partially offset by lower results in Germany and Spain, as well as goodwill and other intangible asset impairment charges.

Asia/Pacific

•                  In the region, the Company’s strongest local currency double-digit sales growth was generated in China, Hong Kong and Thailand, primarily reflecting strong sales of skin care products.

•                  Results in China included sales to new consumers in expanded distribution in tier two and three cities.  Sales at retail also continued to grow strong double-digits.

•                  Lower sales were experienced primarily in Korea reflecting difficult economic conditions and competitive pressures.  The Company expects to see continued weakness in prestige beauty in Korea.

•                  The Company estimates that for the year it gained share in certain countries, including China, within its points of distribution.

•                  In Asia/Pacific, operating income decreased, with higher results from China and Thailand being more than offset by lower operating results in Korea and Japan.  The lower results in Japan reflect, in part, the effect of unfavorable foreign exchange rates.

Full-Year Cash Flows

•                  For the 12 months ended June 30, 2013, net cash flows provided by operating activities increased 9% to $1.23 billion, compared with $1.13 billion in the prior year.

•                  The increase primarily reflected the higher net earnings and a favorable change in pension and postretirement benefit contributions, partially offset by a net decrease in cash from certain working capital components.

•                  Days of inventory at June 30, 2013 were 19 days higher compared to a year ago.  This increase primarily reflects the building of inventory to support expected near-term sales growth, as well as for remaining safety stock related to the Company’s implementation of its Strategic Modernization Initiative (SMI) at certain locations.

Fourth Quarter Results

•                  For the three months ended June 30, 2013, the Company reported net sales of $2.41 billion, a 7% increase from $2.25 billion in the comparable prior-year period.  Excluding the impact of foreign currency translation, net sales increased 8%.

•                  As planned, the Company’s fourth quarter sales accelerated from the first nine months of the fiscal year, driven, in part, by greater benefits from its innovation pipeline, a sequential improvement in travel retail and more comparable period-over-period results from certain challenged markets.

•                  On a reported basis, as well as in constant currency, net sales grew in each of the Company’s geographic regions and most product categories. Sales increased in each product category within each region, except hair care in the Americas.

•                  The Company’s fourth quarter sales growth reflects mid-single-digit gains in the U.S. and double-digit local currency increases in many European countries, as well as in travel retail.  In Asia/Pacific, local currency growth was led by strong increases in Australia, Hong Kong, China and Japan.

•                  The overall increase in net sales and operating income reflected an unfavorable comparison to the prior-year period, which included the reversal of a provision recorded in the fiscal 2012 third quarter for then-anticipated returns of approximately $16 million, related to sunscreen regulations.

•                  The Company reported net earnings of $94.0 million, an 84% increase from the $51.2 million last year.  Diluted net earnings per common share increased 84% to $.24, compared with $.13 reported in the same prior-year period.

•                  The fiscal 2013 fourth-quarter results included returns and charges associated with restructuring activities of $4.5 million ($2.8 million after tax), equal to $.01 per diluted common share.

•                  The fiscal 2012 fourth-quarter results included returns and charges associated with restructuring activities of $24.2 million ($18.0 million after tax), equal to $.04 per diluted common share.

•                  Excluding these returns and charges in both years, net earnings rose 40% to $96.8 million and diluted net earnings per common share rose 41% to $.24, versus a comparable $.17 in the prior-year period.

Outlook for Fiscal 2014 First Quarter and Full Year

In fiscal 2014, the Company expects global prestige beauty to rise approximately three to four percent, reflecting continued weakness in certain Southern European countries and Korea.  The Company continues to expect beauty market growth in the U.S. but at a slower pace than in fiscal 2013.  The Company’s goal remains to grow at least one percentage point faster than the industry by focusing on skin care and makeup and reigniting fragrance, bringing highly innovative products to market, capitalizing on regional opportunities and serving emerging market consumers.  The Company expects to further improve its gross and operating margins by leveraging its strong sales growth and maintaining its successful pull advertising strategy, while continuing to reduce non-value added costs.

First Quarter Fiscal 2014

•                  Net sales are forecasted to grow between 5% and 7% in constant currency.

•                  Foreign currency translation is expected to negatively impact sales by approximately 1% versus the prior-year period.

•                  The Company expects to substantially increase advertising spending in the quarter to support major new product launch activity, which is expected to build sales momentum in the coming quarters.

•                  Diluted net earnings per share are projected to be between $.67 and $.71.

Full Year Fiscal 2014

•                  Net sales are forecasted to grow between 6% and 8% in constant currency.

•                  Foreign currency translation is expected to negatively impact sales by approximately 2% versus the prior-year period.

•                  Diluted net earnings per share are projected to be $2.74 to $2.87.  The approximate 2% negative currency impact on the sales growth equates to about $.10 of earnings per share.  Excluding this potential foreign exchange impact, earnings per share is expected to rise 8% to 13%.

•                  The Company’s broad-based growth is expected to continue ahead of the prestige beauty industry for the full fiscal year.

The Company expects to roll out the last major wave of SMI in July 2014 in certain of its locations.  As a result, the Company expects some retailers may accelerate their sales orders into the Company’s fiscal 2014 fourth quarter in advance of this implementation to provide adequate safety stock to mitigate any potential short-term business interruption associated with the SMI rollout.  The Company’s fiscal 2014 full year outlook does not include the impact of this potential shift.  As the Company gets closer to its fiscal fourth quarter, it will provide an estimate of the sales and operating income impact of the shift.

Conference Call

The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, August 15, 2013 to discuss its results.  The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 17155041).  The call will also be webcast live at http://investors.elcompanies.com.

Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2014 First Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)               increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;

(2)               the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)               consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)               destocking and tighter working capital management by retailers;

(5)               the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;

(6)               shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

(7)               social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)               changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)               foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)        changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)        shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative or by restructurings;

(12)        real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)        changes in product mix to products which are less profitable;

(14)        the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

(15)        the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)        consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;

(17)        the timing and impact of acquisitions and divestitures, which depend on willing sellers and buyers, respectively, and;

(18)        additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 150 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, American Beauty, Flirt!, GoodSkin Labs, Grassroots Research Labs, Tom Ford, Coach, Ojon, Smashbox, Ermenegildo Zegna, Aerin Beauty, Osiao and Marni.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended June 30		Percent	Year Ended June 30		Percent
	2013	2012	Change	2013	2012	Change

Net Sales (A)	$2,407.4	$2,251.2	7%	$10,181.7	$9,713.6	5%
Cost of Sales (A)	475.6	441.2		2,025.9	1,995.8
Gross Profit	1,931.8	1,810.0	7%	8,155.8	7,717.8	6%

Gross Margin	80.2%	80.4%		80.1%	79.5%

Operating expenses:
Selling, general and administrative	1,765.2	1,701.4		6,597.0	6,324.8
Restructuring and other charges (A)	3.1	20.4		15.1	59.6
Goodwill impairment (B)	9.6	—		9.6	—
Impairment of other intangible assets (C)	8.1	15.0		8.1	21.7
	1,786.0	1,736.8	3%	6,629.8	6,406.1	3%
Operating Expense Margin	74.2%	77.2%		65.1%	66.0%

Operating Income	145.8	73.2	99%	1,526.0	1,311.7	16%

Operating Income Margin	6.0%	3.2%		15.0%	13.5%

Interest expense, net	13.0	14.0		54.8	61.1
Interest expense on debt extinguishment (D)	—	—		19.1	—
Other income (E)	—	—		23.1	10.5
Earnings before Income Taxes	132.8	59.2	100+%	1,475.2	1,261.1	17%

Provision for income taxes	36.9	7.0		451.4	400.6
Net Earnings	95.9	52.2	84%	1,023.8	860.5	19%

Net earnings attributable to noncontrolling interests	(1.9)	(1.0)		(4.0)	(3.6)
Net Earnings Attributable to The Estée Lauder Companies Inc.	$94.0	$51.2	84%	$1,019.8	$856.9	19%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$.24	$.13	83%	$2.63	$2.20	19%
Diluted	.24	.13	84%	2.58	2.16	20%

Weighted average common shares outstanding:
Basic	388.2	389.0		387.6	388.7
Diluted	395.5	397.1		394.9	397.0

(A) In February 2009, the Company announced the implementation of a multi-faceted cost savings program (the “Program”) to position it to achieve long-term profitable growth.  As of December 31, 2012, the Company closed the Program. As a result of the closure of the Program and evaluation of the initiatives that have been implemented as of June 30, 2013, the Company anticipates total cumulative restructuring charges and other costs to implement those initiatives to total between $320 million and $330 million, before taxes and that such charges have been substantially recorded through fiscal 2013.  Since the inception of the Program, the Company approved cost savings initiatives to resize the organization, reorganize certain functions, turnaround or exit unprofitable operations and outsource certain services.  The impact of returns, charges and adjustments related to the Program for each fiscal period are set forth in tables that follow these notes.

(B) The Company performs annual impairment tests for each of its reporting units.  In addition, the Company may perform interim impairment tests as a result of changes in circumstances and certain financial indicators.  Such tests may conclude that the carrying value of certain assets exceed their estimated fair values, resulting in the recognition of impairment charges.

During the fourth quarter of fiscal 2013, the Company recorded a goodwill impairment charge related to the Darphin reporting unit of $9.6 million.

(C) During the fourth quarter of fiscal 2013, the Company recognized an impairment charge related to the Darphin reporting unit of $8.1 million for its trademark.

During the second quarter and fourth quarter of fiscal 2012, the Company recognized impairment charges related to the Ojon trademark of $6.7 million and $3.3 million, respectively.  During the fourth quarter of fiscal 2012, the Company recognized an impairment charge related to the Ojon customer list of $11.7 million.

(D) In the first quarter of fiscal 2013, the Company redeemed $230.1 million principal amount of its 7.75% Senior Notes due November 1, 2013.  As a result, the Company recorded a pre-tax charge to earnings of $19.1 million ($12.2 million after tax), for the impact of the extinguishment of debt, equal to $.03 per diluted common share.

(E) In December 2012, the Company amended the agreement related to the August 2007 sale of Rodan + Fields to receive a fixed amount in lieu of future contingent consideration and other rights.  As a result of the original and amended terms of this agreement, the Company recognized $23.1 million as other income in the consolidated statement of earnings during the year ended June 30, 2013.

In November 2011, the Company settled a commercial dispute with third parties that was outside its normal operations.  In connection therewith, the Company received a $10.5 million cash payment, which has been classified as other income in the consolidated statement of earnings for the year ended June 30, 2012.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring activities and the extinguishment of debt.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measure for certain consolidated statements of earnings accounts before and after the returns and charges associated with restructuring activities and the extinguishment of debt.  The Company uses the non-GAAP financial measures, among other things, to evaluate its operating performance, and the measures represent the manner in which the Company conducts and views its business.  Management believes that excluding these items that are special in nature or that are not comparable from period to period helps investors and others compare operating performance between two periods.  While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted-average foreign currency exchange rates.

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns and Charges

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended June 30, 2013			Three Months Ended June 30, 2012
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	% Change versus Prior Year Before Returns/Charges
Net Sales	$2,407.4	$ 1.4	$2,408.8	$2,251.2	$2.7	$2,253.9	7%
Cost of sales	475.6	—	475.6	441.2	(1.1)	440.1

Gross Profit	1,931.8	1.4	1,933.2	1,810.0	3.8	1,813.8	7%
Gross Margin	80.2%		80.3%	80.4%		80.5%

Operating expenses	1,786.0	(3.1)	1,782.9	1,736.8	(20.4)	1,716.4	4%
Operating Expense Margin	74.2%		74.0%	77.2%		76.2%

Operating Income	145.8	4.5	150.3	73.2	24.2	97.4	54%
Operating Income Margin	6.0%		6.3%	3.2%		4.3%

Provision for income taxes	36.9	1.7	38.6	7.0	6.2	13.2
Net Earnings Attributable to The Estée Lauder Companies Inc.	94.0	2.8	96.8	51.2	18.0	69.2	40%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	.24	.01	.24	.13	.04	.17	41%

	Year Ended June 30, 2013			Year Ended June 30, 2012
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	% Change versus Prior Year Before Returns/Charges
Net Sales	$10,181.7	$ 1.5	$10,183.2	$9,713.6	$2.1	$9,715.7	5%
Cost of sales	2,025.9	(1.2)	2,024.7	1,995.8	(1.5)	1,994.3

Gross Profit	8,155.8	2.7	8,158.5	7,717.8	3.6	7,721.4	6%
Gross Margin	80.1%		80.2%	79.5%		79.5%

Operating expenses	6,629.8	(15.1)	6,614.7	6,406.1	(59.6)	6,346.5	4%
Operating Expense Margin	65.1%		65.0%	66.0%		65.3%

Operating Income	1,526.0	17.8	1,543.8	1,311.7	63.2	1,374.9	12%
Operating Income Margin	15.0%		15.2%	13.5%		14.2%

Interest expense on debt extinguishment	19.1	(19.1)	—	—	—	—

Provision for income taxes	451.4	13.0	464.4	400.6	19.1	419.7
Net Earnings Attributable to The Estée Lauder Companies Inc.	1,019.8	23.9	1,043.7	856.9	44.1	901.0	16%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	2.58	.06	2.64	2.16	.11	2.27	16%

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

	Three Months Ended June 30
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2013	2012	Reported Basis	Local Currency	2013	2012	Reported Basis
Results by Geographic Region
The Americas	$992.5	$950.1	4%	5%	$50.8	$(59.4)	100 +%
Europe, the Middle East & Africa	980.6	875.1	12	13	154.4	147.5	5
Asia/Pacific	435.7	428.7	2	5	(54.9)	9.3	(100)+
Subtotal	2,408.8	2,253.9	7	8	150.3	97.4	54
Returns and charges associated with restructuring activities	(1.4)	(2.7)			(4.5)	(24.2)
Total	$2,407.4	$2,251.2	7%	8%	$145.8	$73.2	99%

Results by Product Category
Skin Care	$1,056.9	$967.4	9%	11%	$80.0	$54.5	47%
Makeup	948.0	907.4	4	5	85.3	79.7	7
Fragrance	271.2	241.8	12	13	(10.2)	(12.9)	21
Hair Care	126.9	127.1	—	—	0.8	(12.8)	100 +
Other	5.8	10.2	(43)	(44)	(5.6)	(11.1)	49
Subtotal	2,408.8	2,253.9	7	8	150.3	97.4	54
Returns and charges associated with restructuring activities	(1.4)	(2.7)			(4.5)	(24.2)
Total	$2,407.4	$2,251.2	7%	8%	$145.8	$73.2	99%

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	June 30 2013	June 30 2012
ASSETS
Current Assets
Cash and cash equivalents	$1,495.7	$1,347.7
Accounts receivable, net	1,171.7	1,060.3
Inventory and promotional merchandise, net	1,113.9	983.6
Prepaid expenses and other current assets	515.9	463.5
Total Current Assets	4,297.2	3,855.1

Property, Plant and Equipment, net	1,350.7	1,231.8
Other Assets	1,497.3	1,506.1
Total Assets	$7,145.2	$6,593.0

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$18.3	$219.0
Accounts payable	481.7	493.8
Other current liabilities	1,434.6	1,413.0
Total Current Liabilities	1,934.6	2,125.8

Noncurrent Liabilities
Long-term debt	1,326.0	1,069.1
Other noncurrent liabilities	582.7	650.6
Total Noncurrent Liabilities	1,908.7	1,719.7

Total Equity	3,301.9	2,747.5
Total Liabilities and Equity	$7,145.2	$6,593.0

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Year Ended June 30
	2013	2012
Cash Flows from Operating Activities
Net earnings	$1,023.8	$860.5
Depreciation and amortization	336.9	295.8
Deferred income taxes	(76.1)	(22.1)
Goodwill and other intangible asset impairments	17.7	21.7
Other items	132.3	28.4
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(113.0)	(178.4)
Increase in inventory and promotional merchandise, net	(134.5)	(41.2)
Increase in other assets, net	(3.2)	(63.1)
Increase in accounts payable and other liabilities	42.4	225.1
Net cash flows provided by operating activities	$1,226.3	$1,126.7

Capital expenditures	$461.0	$420.7
Repayments and redemption of long-term debt	241.5	128.8
Payments to acquire treasury stock	387.7	592.7
Dividends paid	419.2	204.0

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